Exhibit 10.51
CLEVELAND-CLIFFS INC
EXECUTIVE MANAGEMENT PERFORMANCE INCENTIVE PLAN
EFFECTIVE JANUARY 1, 2007
1. Purpose. The Plan is intended to provide a competitive annual incentive compensation opportunity to selected senior executive officers based on achievement against key corporate objectives and thereby align actual pay results with the short-term business performance of the Company.
2.     Definitions. For purposes of the Plan, the following terms have the meanings indicated:
(a)     “Award” means an award made by the Committee under the Plan.
(b)     “Board” means the Board of Directors of Cleveland-Cliffs Inc.
(c)     “Cause” means that, prior to any termination of employment, the Participant shall have committed: (i) and been convicted of a criminal violation involving fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company; (ii) intentional wrongful damage to property of the Company; (iii) intentional wrongful disclosure of secret processes or confidential information of the Company; or (iv) intentional wrongful engagement in any competitive activity; and any such act shall have been demonstrably and materially harmful to the Company. For purposes of this Plan, no act or failure to act on the part of the Participant shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company.
(d)     “Code” means the Internal Revenue Code of 1986, as amended.
(e)     “Committee” means the Compensation and Organization Committee of the Board, so long as each member of that committee qualifies as an outside director within the meaning of Section 162(m)(4)(C) of the Code. If and when any member of the Compensation Committee of the Board does not so qualify, the term “Committee,” as used in the Plan, will mean a subcommittee of the Compensation and Organization Committee comprised solely of all of the members of that committee who do so qualify.
(f)     “Company” means Cleveland-Cliffs Inc, its divisions and subsidiaries.
(g)     “Participant” means a senior executive officer of the Company who is selected by the Committee to participate in the Plan.
(h)     “Plan” means this Executive Management Performance Incentive Plan, as amended from time to time.
(i)     “Plan Year” means the Company’s fiscal year.

3.     Administration. The Plan will be administered by the Committee. Subject to the rule of administration, interpretation, and construction set forth in Section 11 below, the Committee will have the authority to construe and interpret the Plan and any Awards made under the Plan; to establish, apply, amend, and waive rules and regulations for the administration of the Plan; and to make all other determinations that the Committee deems necessary or convenient for the administration of the Plan. Any determination by the Committee with respect to any matter arising under or connected with the Plan will be final, binding, and conclusive on all employees and Participants and anyone claiming under or through any of them.
4.     Participants. The Committee will select the individual Participants for participation in the Plan for each Plan Year from among the senior executive officers of the Company. This selection will be made by not later than 90 days after the beginning of the Plan Year (or by not later than such other date as may be the applicable deadline for a particular Award to a particular Participant for a Plan Year to qualify as “performance based” under Section 162(m)(4)(C) of the Code).
5.     Awards. By not later than 90 days after the beginning of the Plan Year (or by not later than such other date as may be the applicable deadline for qualification of a particular Award as “performance based” under Section 162(m)(4)(C) of the Code), the Committee will establish in writing the method for computing the amount of compensation that will be payable under the Plan as an Award to each Participant for that Plan Year if the performance objectives established by the Committee for the Plan Year are attained in whole or in part. The method established will be stated in terms of an objective formula or standard that precludes discretion to increase the amount of any Award that would otherwise be due upon attainment of the objectives. The Committee will be able to exercise negative discretion (within the meaning of Treasury Regulation Section 1.162-27(e)(2)(iii)(A)) with respect to any Award for a Plan Year.
6.     Performance Objectives. The performance objectives for each Plan Year may be based on any of the following performance criteria, whether measured in absolute terms or relative to an external benchmark, and whether measured in dollars, rates of growth, or relative ratios to sales in the case of profit measures: net earnings or net income; operating earnings; pretax earnings; earnings per share; share price, including growth measures and total shareholder return; earnings before interest and/or taxes; earnings before interest, taxes, depreciation and/or amortization; sales or revenues, whether in general, by type of product or service, or by type of customer; gross or operating margins; return measures, including pre-tax or after-tax, before or after depreciation and amortization, return on assets, capital, investment, equity, sales or revenue; economic profit or economic value added; cash flow, including operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment; productivity ratios; expense or cost control; market share; financial ratios as provided in credit agreements of the Company; working capital targets, including net working capital, inventory, accounts payable, and accounts receivable measured in absolute terms or as turnover metrics (e.g., relative to sales or cost of goods sold, including number of days); completion of acquisitions of business or companies; completion of divestitures and asset sales; safety performance; and any combination of any of the foregoing business criteria. The Committee may designate a single objective criterion or multiple objective criteria for performance measurement purposes, with the measurement based on consolidated or business unit or divisional performance and/or on performance as compared with that of other publicly‑traded companies. The foregoing criteria may have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual, or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of energy price fluctuations, effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); effects of price escalators; expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses; and effects of divestitures. Any such performance criterion or combination of such criteria may apply to a Participant’s Award opportunity in its entirety or to any designated portion or portions of the Award opportunity, as the Committee may specify. The performance objectives need not be the same for each Participant nor for each Award.
7.     Maximum Award. The maximum amount of the Award that may be paid under the Plan to any Participant for any Plan Year is [$3,000,000].
8.     Certification and Payment of Awards. Following the end of each Plan Year, the Committee will certify in writing that the performance objectives and any other material terms applicable to each Award were in fact satisfied, in accordance with applicable Treasury regulations under Section 162(m) of the Code. No Award will be paid unless and until the Committee so certifies. Awards will be paid following certification by the Committee on such date as the Committee may specify. Awards will be paid in cash, subject to applicable withholding.
9.     Continued Employment. Unless otherwise provided by the Committee in any particular circumstance or as provided in the last sentence of this Section 9, payment of Awards with respect to any Plan Year will be contingent on continued employment by the Company through the date on which the Awards are paid following certification by the Committee. If a Participant dies, becomes disabled (as “disability” is defined in the Cleveland-Cliffs Inc 2007 Incentive Equity Plan), retires, or is terminated by the Company without Cause after the start of a Plan Year, the Participant or his estate will be entitled to a pro rata Award equal to the amount of the Award that the Participant would have earned during the entire Plan Year had the Participant continued in the active employ of the Company through the end of the Plan Year (as determined by the Committee) multiplied by a fraction, the numerator of which is the number of calendar days in the Plan Year through the date of death or disability and the denominator of which is 365, which pro rata Award will be paid at the same time as a full year Award would have otherwise been paid.
10.     No Assignment of Awards; No Employment Agreement. Until an Award is confirmed by the Committee, neither any Participant nor any person or entity claiming through a Participant will have any right to payment of an Award. Participants will not have any claim against the assets of the Company and the obligation of the Company to pay any amount with respect to any confirmed Award will constitute only an unsecured contractual obligation to pay the Award to the Participant subject to the terms and conditions of the Plan. Neither any provision of the Plan nor the selection of any employee as a Participant will constitute an employment agreement or affect the nature of the employment relationship between the Company and the Participant, which relationship, if not the subject of a separate employment agreement between the Participant and the Company, will remain “employment at will.”
11.     Interpretation. Awards made under the Plan are intended to qualify as performance-based compensation under Section 162(m)(4)(C) of the Code. If any provision of the Plan would prevent an Award from so qualifying, the Plan will be administered, interpreted, and construed to carry out that intention and any provision of the Plan that cannot be so administered, interpreted, and construed will, to that extent, be disregarded.

12.     Amendment and Termination. The Board may amend or terminate the Plan at any time. The Plan will remain in effect until terminated by the Board.
13.     Applicable Law. The terms of the Plan will be governed by the laws of the State of Ohio, without reference to the conflicts of laws principles of that State.
14.     Shareholder Approval. Payment of awards under the Plan is contingent upon shareholder approval of the Plan, in accordance with applicable Treasury regulations under Section 162(m) of the Code. Unless and until shareholder approval is obtained, no awards will be paid under the Plan.

IN WITNESS WHEREOF, Cleveland-Cliffs Inc has executed this Executive Management Performance Incentive Plan at Cleveland, Ohio, as of the 27th day of July, 2007.

CLEVELAND-CLIFFS INC

By:	/s/ Joseph A. Carrabba
Joseph A. Carrabba, President and CEO